Exhibit 99.1

Media Contact:

Quiana Pinckney

HD Supply Public Relations

770-852-9057

Quiana.Pinckney@hdsupply.com

HD Supply, Inc. Announces Fiscal 2012 Fourth-Quarter and Full-Year Results

•    4Q12 Net sales increased 20.7 percent, 11.7 percent excluding the 53rd week; FY12 Net sales increased 14.3 percent, 12.2 percent excluding the 53rd week

•    4Q12 Operating income, excluding $152 million non-cash impairment charge, improved $47 million to $63 million; FY12 Operating income, excluding $152 million non-cash impairment charge, improved $168 million to $323 million

•    4Q12 Adjusted EBITDA increased 51.0 percent to $154 million, 37.3% percent excluding the 53rd week; FY12 Adjusted EBITDA increased 34.4 percent to $683 million, 31.7 percent excluding the 53rd week

•    $981 million of liquidity

ATLANTA, GA — April 12, 2013 — HD Supply, Inc. today reported net sales for the fourth quarter of fiscal 2012 of $2.0 billion, an increase of $342 million, or 20.7 percent, as compared to the fourth quarter of fiscal 2011. HD Supply’s fiscal year is a 52- or 53-week period ending on the Sunday nearest to January 31.  Fiscal 2012, ending on February 3, 2013, included 53 weeks and fiscal 2011, ending on January 29, 2012, included 52 weeks. Excluding the impact of the 53rd week in the fourth quarter of fiscal 2012, net sales increased $194 million, or 11.7 percent, as compared to the fourth quarter of fiscal 2011.

Gross profit for the fourth quarter of fiscal 2012 increased by $101 million, or 20.8 percent, to $587 million compared to $486 million for the fourth quarter of fiscal 2011.  On a 52-week basis, gross profit in the fourth quarter of fiscal 2012 increased by $59 million, or 12.1 percent, as compared to the fourth quarter of fiscal 2011. Gross profit as a percentage of net sales for the fourth quarter of fiscal 2012 remained flat at 29.4 percent as compared to the fourth quarter of fiscal 2011.

Fourth-Quarter Business and Financial Highlights

•      Net sales and Adjusted EBITDA grew in the company’s four largest business units: Facilities Maintenance, Waterworks, Power Solutions, and White Cap.

•      Amendment of the Crown Bolt strategic purchase agreement with The Home Depot.  The amendment extended the agreement of Crown Bolt as the exclusive supplier of products purchased by The Home Depot from Crown Bolt for five years through January 31, 2020, and eliminated the minimum purchase requirement beginning in fiscal 2013.

•      October 15, 2012 issuance at par of $1.0 billion 11.5 percent Senior Notes due 2020. The net proceeds were used to redeem $930 million of the company’s 2015 13.5 percent Senior Subordinated Notes on November 8, 2012.

•      January 16, 2013 issuance at par of $950 million 10.5 percent Senior Subordinated Notes due 2021. The net proceeds were used to redeem $889 million of the company’s 2015 13.5 percent Senior Subordinated Notes on February 8, 2013.

•      February 1, 2013 issuance at par of $1,275 million 7.5 percent Senior Notes due 2020. The net proceeds were used to repurchase $813 million of the company’s 2020 14.875 percent Senior Notes on February 1, 2013.

Operating income in the fourth quarter of fiscal 2012 was a loss of $89 million, impacted by a $152 million non-cash, goodwill and other intangible asset impairment charge recorded as a result of the amendment to the Crown Bolt strategic purchase agreement with The Home Depot.  On a 52-week basis, operating income excluding the impairment charge for the fourth quarter of fiscal 2012 increased by $33 million to $49 million, as compared to $16 million in the fourth quarter of fiscal 2011.  The improvement reflects our sales growth, gross profit improvements, and control over the growth in operating expenses.  Net loss for the fourth quarter of fiscal 2012 was $713 million, impacted negatively by the $152 million impairment charge, $113 million net of tax, and a $489 million loss on extinguishment of debt recorded in the fourth quarter of fiscal 2012.  Net loss excluding the impairment charge, net of tax, and losses on extinguishment of debt for the fourth quarter of fiscal 2012 was $111 million as compared to a loss of $173 million in the fourth quarter of fiscal 2011.

“In fiscal 2012 we had two strategic objectives, which were to continue to grow our business and strengthen our capital position,” stated Joe DeAngelo, CEO of HD Supply.  “With growth across all of our industry leading business units and the successful refinancing of our debt, we achieved these two important milestones.  Our relentless focus on our customers, deep and expanding product mix and the tremendous efforts of our associates were the critical drivers for our success.”

Adjusted EBITDA for the fourth quarter of fiscal 2012 increased 51.0 percent to $154 million from $102 million in the fourth quarter of fiscal 2011.  On a 52-week basis, Adjusted EBITDA for the fourth quarter of fiscal 2012 increased 37.3 percent as compared to the fourth quarter of fiscal 2011.  Adjusted EBITDA for the fourth quarter of fiscal 2012 increased to 7.7 percent of net sales versus 6.2 percent of net sales for the fourth quarter of fiscal 2011. The increase in the Adjusted EBITDA rate reflects our continued focus on operating efficiency and the leveraging of fixed costs through sales volume increases. The company presents Adjusted EBITDA to provide additional information to evaluate its operating performance and its ability to service its debt. Reconciliations of GAAP measures to non-GAAP Adjusted EBITDA are included at the end of this press release.

Full-Year Results

Net sales for fiscal 2012 of $8.0 billion, increased $1.0 billion, or 14.3 percent, as compared to fiscal 2011.  On a 52-week basis, net sales for fiscal 2012 increased $859 million, or 12.2 percent, as compared to fiscal 2011.  Gross profit for fiscal 2012 increased by $306 million, or 15.2 percent, to $2.3 billion compared to $2.0 billion for fiscal 2011.  On a 52-week basis, Gross profit for fiscal 2012 increased $264 million, or 13.1 percent, as compared to fiscal 2011.  Gross profit for fiscal 2012 was 28.9 percent of net sales versus a gross profit of 28.7 percent of net sales for fiscal 2011.

Operating income in fiscal 2012 was $171 million, impacted negatively by the $152 million non-cash, goodwill and other intangible asset impairment charge.  On a 52-week basis, operating income excluding the impairment charge in fiscal 2012 increased by $154 million to $309 million compared to $155 million in fiscal 2011.  The improvement reflects sales growth of 12.2 percent, on a 52-week basis, and a decline in operating expenses, excluding the impairment charge, as a percent of net sales.

Net loss for fiscal 2012 was $1,179 million, negatively impacted by the $152 million impairment charge and $709 million losses on extinguishment of debt.  Net loss excluding the impairment charge, net of tax, and losses on extinguishment of debt for fiscal 2012 was $357 million as compared to a loss of $543 million in fiscal 2011.

Adjusted EBITDA for fiscal 2012 increased 34.4 percent to $683 million, as compared to $508 million in fiscal 2011.  On a 52-week basis, Adjusted EBITDA for fiscal 2012 increased 31.7 percent as compared to fiscal 2011.  Adjusted EBITDA for fiscal 2012 increased to 8.5 percent of net sales versus 7.2 percent of net sales for fiscal 2011.

About HD Supply

HD Supply (www.hdsupply.com) is one of the largest industrial distributors in North America.  The company provides a broad range of products and value-add services to approximately 500,000 professional customers with leadership positions in maintenance, repair and operations, infrastructure and power and specialty construction sectors.  With more than 600 locations across 46 states and nine Canadian provinces, the company’s approximately 15,000 associates provide localized, customer-driven services including jobsite delivery, will call or direct-ship options, diversified logistics and innovative solutions that contribute to its customers’ success.

Forward-Looking Statements

This press release includes “forward-looking statements” within the meaning of Section 27A of the Securities Act and Section 21E of the Exchange Act. Forward-looking statements are subject to known and unknown risks and uncertainties, many of which may be beyond our control. We caution you that the forward-looking information presented in this press release is not a guarantee of future events, and that actual events may differ materially from those made in or suggested by the forward-looking information contained in this press release. In addition, forward-looking statements generally can be identified by the use of forward-looking terminology such as “may,” “plan,” “seek,” “comfortable with,” “will,” “expect,” “intend,” “estimate,” “anticipate,” “believe” or “continue” or the negative thereof or variations thereon or similar terminology. A number of important factors could cause actual events to differ materially from those contained in or implied by the forward-looking statements, including those factors discussed in our recent registration statement on Form S-4, filed on January 31, 2013 with the Securities & Exchange Commission (“SEC”), which can be found at the SEC’s website www.sec.gov, each of which is specifically incorporated into this press release. Any forward-looking information presented herein is made only as of the date of this press release, and we do not undertake any obligation to update or revise any forward-looking information to reflect changes in assumptions, the occurrence of unanticipated events, or otherwise.

HD SUPPLY, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS

Amounts in millions, unaudited

	Three Months Ended		Twelve Months Ended
	Feb 3, 2013	Jan 29, 2012	Feb 3, 2013	Jan 29, 2012
Net Sales	$1,994	$1,652	$8,035	$7,028
Cost of sales	1,407	1,166	5,715	5,014
Gross Profit	587	486	2,320	2,014
Operating expenses:
Selling, general and administrative	438	388	1,661	1,532
Depreciation and amortization	86	82	336	327
Goodwill & other intangible asset impairment	152	—	152	—
Total operating expenses	676	470	2,149	1,859
Operating Income	(89)	16	171	155
Interest expense	169	162	658	639
Loss on extinguishment of debt	489	—	709	—
Other (income) expense, net	—	1	—	—
Income (Loss) from Continuing Operations Before Provision (Benefit) for Income Taxes	(747)	(147)	(1,196)	(484)
Provision (benefit) for income taxes	(33)	20	3	79
Income (Loss) from Continuing Operations	(714)	(167)	(1,199)	(563)
Income (loss) from discontinued operations, net of tax	1	(6)	20	20
Net Income (Loss)	$(713)	$(173)	$(1,179)	$(543)

Non-GAAP financial data:
Adjusted EBITDA	$154	$102	$683	$508

HD SUPPLY, INC.

CONSOLIDATED BALANCE SHEETS

Amounts in millions, unaudited

	February 3, 2013	January 29, 2012
ASSETS
Current assets:
Cash and cash equivalents	$141	$111
Cash restricted for debt redemption	936	—
Receivables, less allowance for doubtful accounts of $23 and $32	1,008	1,002
Inventories	987	1,108
Deferred tax asset	42	58
Other current assets	49	47
Total current assets	3,163	2,326
Property and equipment, net	395	398
Goodwill	3,138	3,151
Intangible assets, net	473	735
Other assets	165	128
Total assets	$7,334	$6,738

LIABILITIES AND STOCKHOLDER’S EQUITY (DEFICIT)
Current liabilities:
Accounts payable	$693	$714
Accrued compensation and benefits	160	140
Current installments of long-term debt	899	82
Other current liabilities	291	378
Total current liabilities	2,043	1,314

Long-term debt, excluding current installments	6,430	5,380
Deferred tax liabilities	104	111
Other liabilities	348	361
Total liabilities	8,925	7,166

Stockholder’s equity (deficit):
Common stock, par value $0.01; authorized 1,000 shares; issued and outstanding 1,000 shares at February 3, 2013 and January 29, 2012	—	—
Paid-in capital	2,696	2,680
Accumulated deficit	(4,285)	(3,106)
Accumulated other comprehensive income (loss) — cumulative foreign currency translation adjustment	(2)	(2)
Total stockholder’s equity (deficit)	(1,591)	(428)
Total liabilities and stockholder’s equity (deficit)	$7,334	$6,738

Non-GAAP Financial Measures

To provide clarity, internally and externally, about HD Supply’s operating performance for the recently completed fiscal quarter and fiscal year, HD Supply supplemented its reporting of loss from continuing operations with non-GAAP measurements, including Adjusted EBITDA. This supplemental information should not be considered in isolation or as a substitute for the GAAP measurements.  Additional information regarding the Adjusted EBITDA referred to in this press release is included in our filings with the SEC, including a Current Report on Form 8-K filed concurrently with the issuance of this press release.

The following table presents a reconciliation of net income (loss), the most directly comparable financial measure under U.S. GAAP, to Adjusted EBITDA for the periods presented (amounts in millions).

	Three Months Ended		Twelve Months Ended
	Feb 3, 2013	Jan 29, 2012	Feb 3, 2013	Jan 29, 2012
Net income (loss)	$(713)	$(173)	$(1,179)	$(543)
Less income (loss) from discontinued operations, net of tax	1	(6)	20	20
Income (loss) from continuing operations	(714)	(167)	(1,199)	(563)
Interest expense, net	169	162	658	639
Provision (benefit) from income taxes	(33)	20	3	79
Depreciation and amortization	87	82	339	329
Goodwill & other intangible asset impairment (i)	152	—	152	—
Loss on extinguishment of debt (ii)	489	—	709	—
Other (income) expense, net (iii)	—	1	—	—
Stock-based compensation (iv)	3	4	16	20
Management fee & related expenses paid to Equity Sponsors (v)	1	1	5	5
Other	—	(1)	—	(1)
Adjusted EBITDA	$154	$102	$683	$508

(i)        Represents the impairment of goodwill ($150 million) and an intangible asset ($2 million).

(ii)       Represents the loss associated with the fiscal 2012 refinancing of nearly $6 billion in outstanding indebtedness. The debt refinancing effectively extended the maturity dates of the senior portion of the Company’s debt structure to the years 2017 through 2021.

(iii)      Represents the gains/losses associated with the changes in fair value of interest rate swap contracts not accounted for under hedge accounting and other non-operating income/expense.

(iv)      Represents the non-cash costs for employee stock options.

(v)       The company entered into a management agreement whereby the company pays the Equity Sponsors a $5 million annual aggregate management fee.  In addition, the company reimburses certain Equity Sponsor expenses.